Exhibit 10.1
(Form Agreement for Grants to Employees)
INFOGROUP INC.
AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
     infoGROUP Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units (“RSUs”) relating to shares of its common stock, $0.0025 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this Agreement (the “Agreement”) and in the Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings given to them in the Plan.
Grant Date:
Name of Grantee:
Grantee’s Employee ID number:
Number of RSUs Granted:
Vesting Schedule:                      Vesting Date                     Vesting Percentage                      Shares
     By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:

(Signature)

Company:

(Signature)

Title:

Attachment
This is not a stock certificate or a negotiable instrument.

INFOGROUP INC.
AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Stock Unit Transferability	This grant is an award of RSUs in the number set forth on the cover sheet, subject to the vesting conditions described below. Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may your RSUs be made subject to execution, attachment or similar process.

Vesting	Your RSUs shall vest according to the schedule set forth on the cover sheet; provided, that, you remain in Service on the relevant vesting dates. If your Service terminates for any reason, you will forfeit any RSUs in which you have not yet become vested.

Delivery of Stock Pursuant to Vesting of RSUs	A certificate for the shares of Stock represented by your RSUs shall be delivered to you upon vesting or a book entry registration will be made in your name, unless the Company (in its sole discretion) allows you to elect to defer delivery of such Stock to a future date and you make such election in a timely manner. If your Service terminates for a reason other than for Cause prior to such date, you will instead be delivered a certificate for the vested portion of your RSUs represented by this Agreement. If your Service terminates for Cause, you shall forfeit all of your RSUs.

Notwithstanding the preceding paragraph:

•    If you are a “key employee” within the meaning of Section 409A of the Code and shares would otherwise be delivered to you on account of your separation from Service, then such shares shall not be delivered to you until six months and one day after your separation from Service; and

•    If the shares relating to the vested RSUs would otherwise be delivered to you during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares related to the vested RSUs may be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction; provided, however, that the delivery of the shares related to vested RSUs will be made within 2 1/2 months after the end of the taxable year in which the RSUs vest or such other time as is required to comply with the requirements of Section 409A of the Code.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in RSUs or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to your RSUs, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the RSUs granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Corporate Transaction	Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction, the RSUs will become 100% vested if they are not assumed, or equivalent RSUs are not substituted for the RSUs, by the Company or its successor.

Employment Rights	This Agreement does not confer on you any right with respect to continuance of employment or other Service with the Company or of its Affiliates, nor will it interfere in any way with any right the Company or its Affiliates would otherwise have to terminate or modify the terms of your employment or other Service at any time.

You acknowledge and understand that this grant of RSUs and any future RSUs granted under the Plan are wholly discretionary in nature and are not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy or similar pay, other than to the extent required by local law.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the RSUs, unless and until the Stock relating to the RSUs has been delivered to you.

Adjustments	In the event of a Stock split, a Stock dividend or a similar change in the Stock, the number of RSUs covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. You are, however, entitled to receive paper copies of these documents and may request paper copies of these documents by contacting the Company.

Consent to Process Personal Data	In order to administer the Plan, the Company may process personal data about you. Such data include but are not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Agreement, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of RSUs. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

You understand that the Company has reserved the right to amend or terminate the Plan at any time, and that the grant of an RSU under the Plan at one time does not in any way obligate the Company or its Affiliates to grant additional RSUs in any future year or in any given amount.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

4